Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Amesite Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.0001 par value	Other	1,328,429	(3)	$3.85	$5,121,092.51	$0.00015310	$784.04
Total Offering Amount						$5,121,092.51		$784.04
Total Fees Previously Paid								—
Total Fee Offsets								—
Net Fee Due								$784.04

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover an indeterminate number of additional shares of common stock, par value $0.0001 per share (“Common Stock”) of Amesite Inc. (the “Registrant”) which become issuable under the Registrant’s 2018 Equity Incentive Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction. In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement shall also cover an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act, by averaging the high and low sales prices of the Registrant’s Common Stock, as reported on The Nasdaq Capital Market on December 17, 2024, which date is within five business days prior to the filing of this Registration Statement.

(3)	Represents 1,328,429 additional shares of Common Stock to be made available for issuance under the Plan. On June 18, 2024, the shareholders of the Registrant approved an increase in the number of shares reserved under the Plan to 1,572,140 shares.